Exhibit 4.1

REGISTRATION RIGHTS, LOCK-UP AND STANDSTILL AGREEMENT

This REGISTRATION RIGHTS, LOCK-UP AND STANDSTILL AGREEMENT (as amended, supplemented or modified from time to time, this “Agreement”), is made as of April 2, 2018 by and among Civeo Corporation, a corporation organized and existing under the laws of British Columbia, Canada (the “Corporation”), and each of the other parties set forth on the signature pages hereto under the caption “Shareholders” (each, a “Shareholder” and, collectively, the “Shareholders”). Unless otherwise specified, capitalized terms used herein shall have the respective meanings set forth in Section 1. The Corporation and the other parties hereto are sometimes collectively referred to herein as the “Parties” and each is sometimes referred to herein as a “Party.”

W I T N E S S E T H

WHEREAS, the Shareholders are acquiring, upon completion of the transactions pursuant to the Share Purchase Agreement (referred to below), Common Shares and Preferred Shares convertible into Common Shares of the Corporation pursuant to that certain Share Purchase Agreement dated as of November 26, 2017 by and among the Corporation, Noralta Lodge Ltd. and the other parties thereto, as amended by that certain Amending Agreement dated as of March 15, 2018 (as so amended, the “Purchase Agreement”); and

WHEREAS, the Purchase Agreement contemplates the execution and delivery of this Agreement by the Corporation and the Shareholders concurrently with completion of the transactions under the Purchase Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Section 1.     Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of shares of or other equity interests in that Person, by agreement or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Articles” means the Articles of the Corporation, as the same hereafter may be amended, restated or supplemented from time to time (except as otherwise specified herein).

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.

“Bankruptcy Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Bankruptcy Law” means Title 11 of the United States Code or any similar federal, state, Canadian, provincial or other foreign law for the relief of debtors.

“Beneficial Ownership”, “Beneficial Owner” and “Beneficially Own”, with respect to any security, refer to ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act.

“Business” means the business of providing workforce accommodations, catering, facilities management, water systems and/or logistics to third-party businesses.

“Business Day” means any day excluding Saturdays, Sundays or any day which is a legal holiday under the laws of the State of Texas or is a day on which banking institutions are authorized or required by law or other governmental action to close.

“Change of Control” has the meaning specified in Article 27.1.1(j) of the Articles, as in effect on the date hereof; provided, however, that a transaction contemplated by clause (ii) of the definition thereof that would not qualify as a Change of Control thereunder but would result in a Change of Control under clause (i) of the definition thereof shall not constitute a Change of Control under this Agreement. For the avoidance of doubt, any transaction or series of related transactions pursuant to which the Corporation is consolidated, merged, combined or amalgamated with another corporation or entity, and, as a result of such consolidation, merger, combination or amalgamation, at least 50% of the outstanding voting securities of the surviving or resulting corporation or entity are then owned by the former shareholders of the Corporation, shall not constitute a Change of Control hereunder.

“Common Shares” means the common equity interests in the Corporation designated as “Common Shares” in the Articles.

“Competitor” means a Person that is, directly or indirectly, engaged in the Business and is determined in good faith by the Corporation to be a competitor, directly or indirectly, with the Corporation; provided, however, that any Shareholder shall be permitted to submit to the Corporation a list of potential competitors and receive a reasonably prompt response from the Corporation with respect to which (if any) of such potential competitors are Competitors, as determined by the Corporation.

“Corporation” has the meaning set forth in the preamble hereto.

“Covered Person” has the meaning set forth in Section 4(b).

“Delayed Registration Dividend Adjustment” has the meaning set forth in Section 3(e)(iv).

“De Minimis Registration Rights” means registration rights granted to any Person (or Persons) in connection with any single acquisition, financing or other transaction (or series of related acquisitions, financings or other transactions) involving such Person (or Persons), with respect to not more than an aggregate of five percent of the Common Shares outstanding as of the closing of such single acquisition, financing or other transaction (or series of related acquisitions, financings or other transactions) involving such Person (or Persons).

“Escrowed Common Shares” has the meaning set forth in the Purchase Agreement.

“Escrowed Preferred Shares” has the meaning set forth in the Purchase Agreement.

“Escrowed Shares” has the meaning set forth in the Purchase Agreement.

“Escrowed Shares Agreement” means each of the Escrowed Shares Escrow Agreement and the Supplemental Escrow Agreement, as the case may be.

“Escrowed Shares Escrow Agreement” has the meaning set forth in the Purchase Agreement.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations promulgated thereunder.

“Family Group” means, with respect to any natural person: (i) any lineal descendant or ancestor or sibling (in each case, by birth or adoption) of such natural person or of such natural person's spouse; (ii) any spouse of such natural person or of any of the Persons described in the immediately preceding clause (i); and (iii) any trust or other bona fide estate-planning vehicle, the only beneficiaries of which are such natural person and any of the foregoing Persons described in the immediately preceding clauses (i) and (ii).

“FINRA” means the Financial Industry Regulatory Authority or any successor agency having jurisdiction under the Exchange Act.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) U.S. and other federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity, any court or other tribunal).

“Indemnified Party” has the meaning set forth in Section 4(c).

“Group” means “group” as such term is used under  Rule 13d-5(b) under the Exchange Act.

“Indemnifying Party” has the meaning set forth in Section 4(c).

“Parties” or “Party” have the meaning set forth in the preamble hereto.

“Permitted Transferee” has the meaning set forth in Section 2(c).

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, estate, joint venture, Governmental Authority or other entity.

“Piggyback Notice” has the meaning set forth in Section 3(a).

“Piggyback Request” has the meaning set forth in Section 3(a).

“Preferred Shares” means the preferred equity interests in the Corporation designated as “Class A Series 1 Preferred Shares” in the Articles.

“Proceeding” means any action, claim, suit, investigation, audit, controversy, arbitration or proceeding (including an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus” means the prospectus included in any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act and any free writing prospectus), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Public Offering” means the offer and sale of Common Shares to the public pursuant to a Registration Statement that has been filed and become effective under the Securities Act.

“Purchase Agreement” has the meaning set forth in the recitals hereto.

“Registrable Securities” means all the Shares held by the Shareholders as of the date hereof (including any Escrowed Common Shares), any Shares issued upon conversion of the Preferred Shares held by the Shareholders as of the date hereof (or released to the Shareholders from the Escrowed Preferred Shares) and any other securities issued or issuable with respect to any such Shares by way of share split, or in connection with a combination of shares, share dividend, recapitalization, conversion, reclassification or similar event. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (i) they are Transferred in a Public Offering in accordance with the provisions of Section 3; (ii) they become Rule 144 Eligible Securities; (iii) they have been Transferred pursuant to any section of Rule 144; (iv) they have been Transferred in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities; or (v) they shall have ceased to be outstanding after issuance thereof. A Person is deemed, and shall only be deemed, to be a holder of Registrable Securities if: (i) such Person directly holds Registrable Securities; and (ii) such Person is a Shareholder. For the avoidance of doubt, Preferred Shares shall in no event be Registrable Securities hereunder.

“Registration Statement” means any registration statement of the Corporation under the Securities Act which covers the offering of any of the Registrable Securities pursuant to the provisions of this Agreement, including any Prospectus or amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Requesting Holder” has the meaning set forth in Section 3(a).

“Rule 10b5-1 Plan” has the meaning set forth in Section 3(e)(ii).

“Rule 144” means Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

“Rule 144 Eligible Securities” means Shares that may be sold pursuant to Rule 144, without being subject to the volume limitations set forth in Rule 144.

“SEC” means the United States Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Securities Act” means the United States Securities Act of 1933, as amended, and any successor statute thereto, and the rules and regulations promulgated thereunder.

“Shareholder” has the meaning set forth in the preamble hereto.

“Shareholder Change of Control” shall mean the occurrence of any of the following events: (i) any Shareholder and its Affiliates become the Beneficial Owners of more than 50% of the outstanding Common Shares (or equivalent, assuming conversion of the Preferred Shares held by such Shareholder and its Affiliates); (ii) a merger or consolidation of the Corporation with or into another Person or the merger or consolidation of another Person into the Corporation, as a result of which transaction or series of related transactions any Shareholder and its Affiliates become the Beneficial Owners of more than 50% of the Common Shares (or equivalent, assuming conversion of the Preferred Shares held by such Shareholder and its Affiliates) outstanding immediately after such transaction or transactions; or (iii) the consummation of the sale, transfer, lease or other disposition (but not including a transfer, lease or other disposition by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Corporation and its Subsidiaries to any Shareholder or its Affiliates.

“Shares” means, subject to the provisions of Section 3(j), the Common Shares held by any of the Shareholders and acquired pursuant to the Purchase Agreement or upon conversion of the Preferred Shares held by any of the Shareholders and acquired pursuant to the Purchase Agreement and shall include the Escrowed Common Shares until such time as such Escrowed Common Shares are released to the Corporation pursuant to the terms of the Purchase Agreement and the applicable Escrowed Shares Agreement. For purposes of the restrictions on Transfer set forth in Section 2 only, “Shares” shall also include the Preferred Shares held by any of the Shareholders and acquired pursuant to the Purchase Agreement, including the Escrowed Preferred Shares until such time as such Escrowed Preferred Shares are released to the Corporation pursuant to the terms of the Purchase Agreement and the applicable Escrow Shares Agreement.

“Shelf Registration Statement” means a Registration Statement on an appropriate form to permit the public resale of the Registrable Securities from time to time as permitted by Rule 415 of the Securities Act (or any similar provision then in force under the Securities Act).

“Shelf Takedown” has the meaning set forth in Section 3(e)(ii).

“Standstill Shareholder” means each of the Torgerson Family Trust and 989677 Alberta Ltd. and their Permitted Transferees.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Supplemental Escrow Agreement” has the meaning set forth in the Purchase Agreement.

“Target Effective Date” has the meaning set forth in Section 3(e)(iv).

“Termination Event” means any of the following: (a) the Corporation, pursuant to or within the meaning of any Bankruptcy Law, commences a voluntary case, consents to the entry of an order for relief against it in an involuntary case, consents to the appointment of a Bankruptcy Custodian of it or for all or substantially all of its property, or makes a general assignment for the benefit of its creditors; (b) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that remains unstayed and in effect for 90 days and that (i) is for relief against the Corporation as debtor in an involuntary case, (ii) appoints a Bankruptcy Custodian of the Corporation or a Bankruptcy Custodian for all or substantially all of the property of the Corporation, or (iii) orders the liquidation of the Corporation; or (c) a Change of Control is consummated.

“Transfer” means any direct or indirect sale, transfer, assignment, distribution, exchange, pledge, encumbrance, appointment or other disposition (whether with or without consideration and whether voluntary, involuntary or by operation of law, including to the Corporation or any of its Subsidiaries) of any Shares or any interest therein (including any option to buy or sell), including any transaction the intent or effect of which is to reduce the risk of owning Shares (including, for example, engaging in a put, call, short-sale, straddle or similar market transaction with respect to any Shares or any interest therein); provided, however, that, for purposes of Section 2, during any period that neither Lance Torgerson nor any designee of a Standstill Shareholder serves on the board of directors of the Corporation, any bona fide pledge of ten percent or less of the number of a Shareholder’s Shares (calculated assuming conversion of such Shareholder’s Preferred Shares) shall not constitute a Transfer under this Agreement, provided that any Transfer of such Shares by or to the pledgee upon or after a default in the obligation secured by the pledge shall be deemed a Transfer by such Shareholder hereunder. For purposes hereof, a release of Escrowed Shares to the Corporation or any Shareholder pursuant to the Escrowed Shares Escrow Agreement or the Supplemental Escrow Agreement shall not be a Transfer subject to the provisions hereof.

“underwritten Public Offering” or “underwritten offering” means a Public Offering in which Common Shares are sold to an underwriter or underwriters for reoffering to the public. For the avoidance of doubt, any offering or sale of Common Shares by the Corporation pursuant to an “at-the-market” offering as defined in Rule 415(a)(4) of the Securities Act shall not be considered an underwritten Public Offering or underwritten offering hereunder.

“Voting Securities ” has the meaning set forth in Section 6(c)(i).

“WKSI” means a well-known seasoned issuer (as defined in the rules and regulations of the SEC).

Section 2.	Restrictions on Transfer.

(a)     General Transfer Restrictions. Each Shareholder covenants and agrees that, except as permitted by Section 2(b) or Section 2(d), such Shareholder will not Transfer any Shares without the prior written consent of the Corporation, and each Standstill Shareholder further covenants and agrees that, prior to the date that is 18 months after the date of this Agreement, except as permitted by Section 2(b), no Standstill Shareholder (or any Permitted Transferee thereof) shall Transfer any Shares hereunder, including pursuant to Section 2(d), without the prior written consent of the Corporation. Each Shareholder understands and agrees that the issuance and transfer of the Shares held by such Shareholder on the date hereof have not been registered under the Securities Act or under any securities laws of any state or other jurisdiction and, therefore, such Shares may not be resold or otherwise transferred by such Shareholder without compliance with the registration provisions of the Securities Act and any other applicable securities laws or applicable exemptions therefrom. Accordingly, no Shareholder shall Transfer such Shares (or solicit any offers in respect of any Transfer of such Shares), except in compliance with the Securities Act, any applicable securities laws of any applicable state or other jurisdiction and any restrictions on Transfer contained in this Agreement. No Shareholder shall avoid any of the restrictions or obligations set forth in this Section 2 by undergoing an ownership change itself or Transferring any Shares to any other Person and then Transferring or permitting the Transfer of such other Person in whole or in part.

(b)     Certain Permitted Transfers. Notwithstanding the general Transfer restrictions set forth in Section 2(a): (i) any Shareholder may Transfer any or all of such Shareholder’s Shares to an Affiliate of such Shareholder (it being understood that any such Transfer shall be conditioned on the receipt of an undertaking by such transferee to Transfer such Shares back to such Shareholder if such transferee ceases to be an Affiliate of such Shareholder); (ii) any Shareholder who is a natural person may Transfer any or all of such Shareholder’s Shares among such Shareholder’s Family Group (it being understood that any such Transfer shall be conditioned on the receipt of an undertaking by such transferee to Transfer such Shareholder’s Shares back to such Shareholder if such transferee ceases to be a member of such Shareholder’s Family Group, other than as a result of the death of such Shareholder); and (iii) upon the death of any Shareholder who is a natural person, such Shareholder’s Shares may be Transferred by the will or other instrument taking effect at death of such Shareholder or by applicable laws of descent and distribution to such Shareholder’s estate, executors, administrators, personal representatives, heirs, legatees or distributees.

(c)     Permitted Transferees Bound. Except in the case of a Transfer in accordance with the provisions of Section 2(d), no Transfer permitted under the terms of (i) the first sentence of Section 2(a) or (ii) Section 2(b) shall be effective unless the transferee of such Shares (each, a “Permitted Transferee”), if not already bound by this Agreement, has complied with Section 2(e) by delivering to the Corporation a written acknowledgment and agreement in form and substance reasonably satisfactory to the Corporation that such Shares to be received by such Permitted Transferee shall remain subject to all of the provisions of this Agreement, and that such Permitted Transferee shall be bound by, and shall be a party to, this Agreement as the holder of such Shares; provided, however, that no Transfer by any Shareholder of Shares to a Permitted Transferee shall relieve such Shareholder of any of its obligations under this Agreement.

(d)     Other Permitted Transfers. Notwithstanding the foregoing provisions of this Section 2 and subject to the first sentence of Section 2(a), any Shareholder may Transfer any or all of such Shareholder’s Shares (other than any Preferred Shares): (i) in any Public Offering (including any Shelf Takedown); or (ii) subject to the provisions of Section 3(g), in a sale transaction pursuant to and in accordance with Rule 144; provided that, in each case, any such Transfer shall not, when taken together with any and all other Transfers pursuant to this Section 2(d) during the period of 90 consecutive days ending on the date of such Transfer (which date, for the purposes of this Section 2(d), shall be the trade date for such Transfer, rather than the settlement date for such Transfer), involve a number of Shares in excess of ten percent of the number of such Shareholder’s Shares issued to such Shareholder pursuant to the Purchase Agreement (calculated assuming conversion of such Shareholder’s Preferred Shares, if any). For the avoidance of doubt, this Section 2(d) does not apply to any Transfer of Preferred Shares. Notwithstanding the foregoing, the volume restrictions set forth in this Section 2(d) shall not apply to a Transfer by a Requesting Holder in a Public Offering pursuant to a Piggyback Request in accordance with Section 3(a).

(e)     Certain Transferees to Become Parties. Except in the case of a Transfer in accordance with the provisions of Section 2(d), any transferee receiving Shares in a Transfer permitted pursuant to (i) the first sentence of Section 2(a) or (ii) Section 2(b) shall become a Shareholder, a party to this Agreement and subject to the terms and conditions of, and be bound by and entitled to enforce, this Agreement to the same extent, and in the same capacity, as the Person that Transfers such Shares to such transferee; provided, however, that no Transfer by any holder of Shares to a Permitted Transferee shall relieve such holder of any of its obligations under this Agreement. Prior to the Transfer of any Shares to any transferee pursuant to Section 2(b) and as a condition thereto, each Shareholder effecting such Transfer shall (i) cause such transferee to deliver to the Corporation its written agreement, in form and substance reasonably satisfactory to the Corporation, to be bound by the terms and conditions of this Agreement, if not already bound by this Agreement, and (ii) remain directly liable for the performance by such Permitted Transferee of all obligations of such transferee under this Agreement.

(f)     Transfers to Competitors or Greater Than 10% Holders. Notwithstanding anything to the contrary in the foregoing provisions of this Section 2, without the prior written consent of the Corporation, no Shareholder may Transfer any Shares to (i) any Competitor or (ii) any Person who, either alone or as part of a Group, is, or would become after giving effect to such Transfer, the Beneficial Owner of, or otherwise has, or would have, the right to acquire, through any option, warrant, forward contract, share loan, swap, contract of sale or other derivative or similar agreement, more than ten percent of the Common Shares then outstanding, in either case other than through Transfers in accordance with Section 2(d) in an underwritten Public Offering or in a market transaction pursuant to Rule 144.

(g)     Impermissible Transfer. Any attempted Transfer of Shares not permitted under the terms of this Section 2 shall be null and void, and the Corporation shall not in any way give effect to any such impermissible Transfer.

(h)     Period of Restriction. The foregoing provisions of this Section 2 shall expire automatically in respect of any Standstill Shareholder, (i) at such time as the Shares Beneficially Owned by the Standstill Shareholders in the aggregate no longer constitute at least five percent of the Common Shares of the Corporation then outstanding (calculated assuming conversion of all of the outstanding Preferred Shares); or (ii) upon the occurrence of a Termination Event.

(i)     Legends. Each Shareholder agrees that the certificates evidencing the Shares held by such Shareholder will bear legends substantially in the form set forth below and containing such other information as the Corporation may deem necessary or appropriate:

Except pursuant to the terms of the Registration Rights, Lock-Up and Standstill Agreement among the issuer, the holder of this certificate and the other parties thereto, the shares represented by this certificate may not be sold, transferred, assigned, distributed, exchanged, pledged, encumbered, appointed or otherwise disposed of, and the issuer shall not be required to give effect to any attempted sale, transfer, assignment, distribution, exchange, pledge, encumbrance, appointment or other disposition of any of those shares.

The shares represented hereby have been issued pursuant to a claim of exemption under the U.S. Securities Act of 1933 and other applicable securities laws and may not be sold or otherwise transferred without compliance with the registration provisions of the U.S. Securities Act of 1933 and any other applicable securities laws or in accordance with applicable exemptions therefrom.

The Corporation may instruct any transfer agent for the Common Shares or Preferred Shares not to register the Transfer of any Shares subject to the restrictions set forth in this Section 2. Whenever the Common Shares represented by any such certificate no longer constitute Shares pursuant to the provisions of Section 3(j), or are being Transferred in a transaction upon consummation of which such Common Shares will no longer constitute Shares pursuant to the provisions of Section 3(j), the holder of such certificate shall be entitled to receive from the Corporation, at the Corporation’s sole cost and expense and upon receipt by the Corporation of appropriate certifications, a new certificate not bearing the legends set forth in this Section 2(i).

Section 3.	Registration Rights.

(a)     General. Subject to the provisions of Section 3(b), if the Corporation proposes to file a Registration Statement under the Securities Act (on a form of Registration Statement that would permit registration of the offering and sale of Registrable Securities) providing for the public offering of Common Shares, for its own account or for the account of a selling shareholder, for sale to the public in an underwritten Public Offering for cash, the Corporation will give written notice (a “Piggyback Notice”) to all holders of Registrable Securities of its intention to do so. Each holder of Registrable Securities agrees that the fact that such a Piggyback Notice has been delivered shall constitute confidential information and such holder agrees not to disclose that such Piggyback Notice has been delivered or effect any public sale or distribution of Common Shares until the earlier of (i) the date that the applicable Registration Statement has been filed with the SEC and (ii) 20 days after the date of such Piggyback Notice. The Piggyback Notice shall offer such holders the opportunity to include (or cause to be included) in such Registration Statement the number of Registrable Securities as each such holder may request. Any such holder may, by written response (a “Piggyback Request”) delivered to the Corporation within five days after the effectiveness under Section 7(f) of such Piggyback Notice, request that all or a specified part of the Registrable Securities held by such holder be included in such Registration Statement (each such holder being a “Requesting Holder”), which request shall inform the Corporation of the number of shares of Registrable Securities such holder wishes to include in such Registration Statement and provide the Corporation with such information with respect to such holder as shall be reasonably necessary in order to assure compliance with federal and applicable state securities laws. If no request for inclusion from a holder is received within the time period specified in the immediately preceding sentence, such holder shall have no further right to participate in such Registration Statement and any Public Offering pursuant thereto. Following the end of such time period, the Corporation will use commercially reasonable efforts to cause to be included in such registered Public Offering under the Securities Act all shares of Registrable Securities which the Corporation has been so requested to register by any Requesting Holders, to the extent required to permit the disposition (in accordance with the methods to be used by the Corporation or other holders of Common Shares in such Public Offering) of the Registrable Securities to be so registered; provided, however, that: (i) if, at any time after giving written notice of its intention to undertake an underwritten Public Offering and prior to the closing of such underwritten Public Offering, the Corporation shall determine for any reason not to undertake or to delay such underwritten Public Offering, the Corporation may, at its election, give written notice of such determination to the Requesting Holders and (x) in the case of a determination not to undertake such underwritten Public Offering, shall be relieved of its obligation to sell any Registrable Securities in connection with such terminated underwritten Public Offering, and (y) in the case of a determination to delay such underwritten Public Offering, shall be permitted to delay offering any Registrable Securities for the same period as the delay in the underwritten Public Offering; and (ii) all Requesting Holders must, with respect to their Registrable Securities to be offered and sold in such Public Offering, sell such Registrable Securities to the underwriters selected by the Corporation, on the same terms and conditions as applicable to the Corporation (with such differences as may be customary or appropriate in combined primary and secondary offerings and applied in a manner that does not discriminate among holders that are similarly situated with respect to the circumstances related thereto, in accordance with the terms of this Agreement). For the avoidance of doubt, the Corporation shall not be required to register any Registrable Securities upon the request of any holder pursuant to a Registration Statement, or to permit the related Prospectus or prospectus supplement to be used, in connection with any offering or Transfer of Registrable Securities by a holder other than pursuant to an underwritten Public Offering.

(b)     Excluded Transactions. The Corporation shall not be obligated to provide any Piggyback Notice with respect to, or effect the registration of the offer and sale of any Registrable Securities under this Section 3, incidental to any Public Offering:

(i)     relating to any employee benefit, compensation, incentive or savings plans or dividend reinvestment plans;

(ii)     relating to the acquisition or merger after the date hereof by the Corporation or any of its Subsidiaries of or with any other business;

(iii)     under the Corporation’s existing shelf registration statement on Form S-3 (Reg. No. 333-212754);

(iv)     to be registered on a registration statement on Form S-4 or Form S-8 (or any successor forms thereto) or a registration statement for the offering or sale of Common Shares issuable upon conversion of debt securities; or

(v)     only to existing holders of securities issued by the Corporation (including the Shareholders).

(c)     Certain Obligations of Requesting Holders. Any Requesting Holders participating in any underwritten Public Offering pursuant to this Section 3 shall take all such actions and execute all such documents and instruments that are reasonably requested by the Corporation to effect the offer and sale, in such Public Offering, of the Registrable Securities they have requested to be included in such Public Offering pursuant to a Piggyback Request, including becoming parties to the underwriting agreement entered into by the Corporation and any other selling shareholders in connection therewith and being liable (severally, and not jointly and severally) in respect of the representations and warranties by such selling shareholder, and the other agreements (including customary selling shareholder questionnaires, powers of attorney, representations, warranties, indemnification and contribution arrangements and “lock-up” agreements) for the benefit of the underwriters. In connection with any Public Offering, no Shareholder who has provided a Piggyback Request with respect thereto may, after such time as the Corporation has delivered to such Requesting Holder the expected range of pricing for the Common Shares to be offered and sold in any such Public Offering, thereafter elect to withdraw therefrom without the written consent of the Corporation.

(d)     Underwriters’ Cutback. In connection with any underwritten Public Offering, the underwriters may determine that marketing factors (including an adverse effect on the per-share offering price) require a limitation of the number of shares to be underwritten. Notwithstanding any contrary provision of this Section 3 and subject to the terms of this Section 3(d), the underwriters may limit the number of shares which would otherwise be included in such Public Offering by the exclusion of any or all Registrable Securities from such Public Offering (it being understood that the number of Common Shares which the Corporation seeks to have included in such Public Offering shall not be subject to exclusion, in whole or in part, under this Section 3(d)). Upon receipt of notice from the underwriters of the need to reduce the number of shares to be included in any underwritten Public Offering pursuant to the foregoing provisions of this Section 3, the Corporation shall advise all Requesting Holders with respect to such Public Offering, and the number of Common Shares, including Registrable Securities, that may be included in such Public Offering shall be allocated in the following manner, unless the underwriters in their discretion shall determine in good faith that marketing factors require a different allocation: Common Shares, other than Registrable Securities, requested to be included in such Public Offering by Persons other than the Requesting Holders shall be excluded; and, if a limitation on the number of Common Shares is still required, the number of Registrable Securities shall be allocated among holders thereof in proportion, as nearly as practicable, to the respective amounts of Common Shares which each Shareholder requested to be so included. No Common Shares designated for exclusion from a Public Offering by reason of the underwriters’ marketing limitation shall be included in such Public Offering.

(e)     Shelf Registration.

(i)     Shelf Registration. As soon as practicable following the date that is 18 months after the date of this Agreement, but in no event more than 30 days thereafter, the Corporation shall use its commercially reasonable efforts to prepare and file a Shelf Registration Statement under the Securities Act covering the Public Offering of the Registrable Securities held by the Standstill Shareholders. The Corporation shall use its commercially reasonable efforts to cause such Shelf Registration Statement to become effective within 150 days after the date of filing of such Shelf Registration Statement. A Shelf Registration Statement filed pursuant to this Section 3(e)(i) shall be on Form S-3 (or any successor provision to Form S-3) for so long as the Corporation is eligible to use Form S-3 and, if the Corporation is a WKSI at the time a Shelf Registration Statement is required to be filed hereunder, such Shelf Registration Statement shall be filed as an Automatic Shelf Registration Statement. If the Corporation is not eligible to use Form S-3 at the time a Shelf Registration Statement is required to be filed hereunder, such Shelf Registration Statement shall be on such other form of the SEC as shall be selected by the Corporation. As soon as practicable following the date that a Shelf Registration Statement filed pursuant to this Section 3(e)(i) becomes effective, but in any event within five Business Days of such date, the Corporation shall provide the Standstill Shareholders with written notice of the effectiveness of such Shelf Registration Statement; provided that no such notice shall be required if such Shelf Registration Statement is an Automatic Shelf Registration Statement.

(ii)     Right to Effect a Shelf Takedown. Following the date that is 18 months after the date of this Agreement, from time to time when a Shelf Registration Statement is effective, each Standstill Shareholder that has Registrable Securities covered by such Shelf Registration Statement shall be entitled to sell such Registrable Securities pursuant to the plan of distribution in such Shelf Registration Statement (each, a “Shelf Takedown”), including pursuant to any sale pursuant to a plan that complies with Rule 10b5-1 under the Exchange Act (a “Rule 10b5-1 Plan”), but only in accordance with the limitations set forth in Section 2(d) hereof; provided that no holder of Registrable Securities shall be entitled to request that a Shelf Takedown be an underwritten offering. Each Standstill Shareholder shall also give the Corporation prompt written notice of the consummation of each Shelf Takedown or the entry into a Rule 10b5-1 Plan in respect of the Registrable Securities.

(iii)     Delay Rights. Notwithstanding anything to the contrary contained herein, the Corporation may delay the filing or effectiveness of a Shelf Registration Statement required by this Section 3(e) and may, upon written notice to any Standstill Shareholder whose Registrable Securities are included in the Shelf Registration Statement, suspend such Standstill Shareholder’s use of any prospectus which is a part of the Shelf Registration Statement (in which event such Standstill Shareholder shall discontinue sales of the Registrable Securities pursuant to the Shelf Registration Statement) if (a) the Corporation is pursuing an acquisition, merger, reorganization, disposition or similar transaction and the Corporation determines in good faith that the Corporation’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in the Shelf Registration Statement or (b) the Corporation has experienced some other non-public event the disclosure of which at such time, in the good faith judgment of the Corporation, would materially and adversely affect the Corporation; provided, however, that in no event shall the Standstill Shareholders be suspended from selling Registrable Securities pursuant to the Shelf Registration Statement for a period that exceeds an aggregate of 60 days in any 180 day period. Upon disclosure of such information or the termination of the condition described above, the Corporation shall provide prompt notice to the Standstill Shareholders whose Registrable Securities are included in the Shelf Registration Statement, and shall promptly terminate any suspension of sales it has put into effect under this clause (iii) and shall take such other actions necessary or appropriate to permit registered sales of Registrable Securities as contemplated in this Agreement.

(iv)     Failure to Become Effective. If a Shelf Registration Statement required by Section 3(e)(i) does not become or is not declared effective within 180 days after the date that is 18 months after the date of this Agreement (such 180th day, the “Target Effective Date”), then, the Dividend Rate (as defined in the Articles) with respect to the Preferred Shares held by the Standstill Shareholders will be increased by (i) 0.25% per annum commencing on the first Dividend Payment Date (as defined in the Articles) immediately following the Target Effective Date and (ii) an additional 0.25% per annum commencing on each subsequent Dividend Payment Date (as defined in the Articles), up to a maximum increase of 1.00% per annum (“Delayed Registration Dividend Adjustment”), until such time as the Shelf Registration Statement is declared effective or there are no longer any Registrable Securities outstanding; provided that, if the failure of the Shelf Registration Statement to become or be declared effective is due primarily to effects, events or circumstances arising out of or related to (a) a breach of any representation or warranty or any covenant by any party to the Purchase Agreement other than the Corporation or (b) a failure by a Standstill Shareholder to furnish to the Corporation the information specified in the second paragraph of Section 3(f), then no Delayed Registration Dividend Adjustment shall be payable hereunder for such failure.

(f)     Registration Procedures. If and in each case when any Registrable Securities are included in a Public Offering as provided in this Section 3, the Corporation shall (in each case, subject to the limitations set forth in Section 3(a) and Section 3(e)):

(i)     prepare and file with the SEC such amendments and supplements to the applicable Registration Statement and the Prospectus used in connection therewith as may be necessary to (A) keep such Registration Statement effective for a period not in excess of the later of (x) four years (or such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold) and (y) the date that is one year after the date on which the last Escrowed Shares are released from escrow pursuant to the Purchase Agreement and the applicable Escrowed Shares Agreement and (B) comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement;

(ii)     furnish or make available to each holder of such Registrable Securities such number of copies of such Registration Statement and of each amendment and supplement thereto (in each case including all exhibits filed therewith), such number of copies of the Prospectus included in such Registration Statement (including each preliminary Prospectus and summary Prospectus), in conformity with the requirements of the Securities Act, and such other documents as such holder may reasonably request in order to facilitate the offering and sale of such Registrable Securities by such holder; provided, however, that the Corporation may furnish or make available any such documents in electronic format;

(iii)     use commercially reasonable efforts to register or qualify such Registrable Securities covered by such registration in such jurisdictions as each holder of such Registrable Securities may reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable such holder to consummate the offer and sale in such jurisdictions of such Registrable Securities owned by such holder, except that the Corporation shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this clause (iii), it would not be obligated to be so qualified or to consent to general service of process or become subject to taxation in any such jurisdiction;

(iv)     promptly notify each holder of such Registrable Securities, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the Corporation’s becoming aware that the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of any such holder, prepare and furnish or make available to such holder a reasonable number of copies of an amended or supplemental Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made; provided, however, that the Corporation may furnish or make available any such amended or supplemental Prospectus in electronic format;

(v)     otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC;

(vi)     cooperate with each underwriter or agent, if any, participating in the disposition of such Registrable Securities and its counsel in connection with any filings required to be made with FINRA;

(vii)     use commercially reasonable efforts to list such Registrable Securities on any securities exchange or authorize for quotation on each other market on which Common Shares are then listed or authorized for quotation at the Corporation’s initiation, if such Registrable Securities are not already so listed or authorized for quotation;

(viii)     make available for inspection by any holder of such Registrable Securities, by any managing underwriter or underwriters participating in any such Public Offering and by any attorney, accountant or other agent retained by any such holder of Registrable Securities or any such managing underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Corporation, and cause the Corporation’s officers, directors and employees to supply all information reasonably requested by any such holder, underwriter, attorney, accountant or agent in connection with such Public Offering; provided, however, that any information that is not generally publicly available at the time of delivery of such information shall be kept confidential by such Persons unless (A) disclosure of such information is required by court or administrative order, (B) disclosure of such information, in the opinion of counsel to such Person, is required by applicable law or applicable legal process or (C) such information becomes generally available to the public other than as a result of a non-permitted disclosure or failure to safeguard by such Person (in the case of a proposed disclosure pursuant to the immediately preceding clauses (A) or (B), such Person shall be required to give the Corporation written notice of the proposed disclosure prior to such disclosure and, if requested by the Corporation, assist the Corporation (at the Corporation’s sole cost and expense) in seeking to prevent or limit the proposed disclosure); and without limiting the foregoing, no such information shall be used by such Person as the basis for any market transactions in securities of the Corporation or its Subsidiaries in violation of applicable law;

(ix)     notify the holders of such Registrable Securities and any managing underwriter or agent, promptly, and confirm the notice in writing (A) when the Registration Statement, or any post-effective amendment to the Registration Statement, shall have become effective, or any supplement to the Prospectus or any amendment to the Prospectus shall have been filed, (B) of the receipt of any comments from the SEC, (C) of any request of the SEC to amend the Registration Statement or amend or supplement the Prospectus or for additional information and (D) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any preliminary Prospectus, or of the suspension of the qualification of the Registration Statement for offering or sale in any jurisdiction, or of the institution or threatening of any proceedings for any of such purposes;

(x)     use commercially reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any preliminary Prospectus and, if any such order is issued, to obtain the withdrawal of any such order as soon as practicable; and

(xi)     cooperate with the holders of such Registrable Securities and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing Registrable Securities to be sold in such Public Offering, and enable such securities to be in such denominations and registered in such names as the managing underwriter or agent, if any, or such holders may request.

The Corporation may require each holder of Registrable Securities that has requested to include, or will have included, any Registrable Securities in a Public Offering or a Shelf Registration Statement in accordance with this Section 3 to furnish to the Corporation in writing such information required in connection with such Public Offering or Shelf Registration Statement regarding such holder of Registrable Securities and the distribution of such Registrable Securities as the Corporation may, from time to time, reasonably request in writing and the Corporation may exclude from such Public Offering or Shelf Registration Statement the Registrable Securities of any holder who unreasonably fails to furnish such information within a reasonable time after receiving such request.

Upon any determination by the Corporation of the existence of facts or circumstances resulting in the application of Section 3(f)(iv) or the occurrence of any event of the kind described in clause (B), (C) or (D) of Section 3(f)(ix), all disposition efforts with respect to any Registrable Securities included in any Public Offering or Shelf Registration Statement will forthwith be discontinued until the Corporation has furnished or made available the supplemented or amended Prospectus contemplated by Section 3(f)(iv) or Section 3(f)(ix), or until the Corporation has advised all holders of such Registrable Securities that the use of the applicable Prospectus may be resumed.

(g)     Lock-Up Arrangements. Notwithstanding any other provision of this Agreement, without the prior written consent of the underwriters managing any underwritten Public Offering, for a period beginning seven days immediately preceding, and ending on the 90th day following, the effective date of the Registration Statement used in connection with such Public Offering, neither the Corporation nor any Shareholder (whether or not a selling shareholder pursuant to such Public Offering) shall (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise Transfer, directly or indirectly, any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares, except pursuant to such Public Offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Shares, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of Common Shares or such other securities, in cash or otherwise; provided, however, that the foregoing restrictions shall not apply to: (A) Transfers to a Permitted Transferee of such holder in accordance with the terms of this Agreement; or (B) any transaction referred to in clause (i), (ii) or (v) of Section 3(b).

(h)     Registration Expenses. Except as provided in the last sentence of this Section 3(h), the Corporation will pay or otherwise bear all the expense attributable to the registration of Registrable Securities under the Securities Act for sale pursuant to this Section 3, including all of the following: (i) registration and filing fees payable under the Securities Act; (ii) filing fees payable to FINRA; (iii) fees and expenses attributable to the listing of the Common Shares that are Registrable Securities on each securities exchange on which the Common Shares are then listed or included at the Corporation’s initiation; (iv) registrar and transfer agents’ fees; (v) fees and disbursements of the Corporation’s counsel and independent registered public accounting firm; (vi) printing expenses; (vii) messenger and delivery expenses; (viii) the Corporation’s internal expenses, including the salaries and expenses of its employees; and (ix) reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the Requesting Holders participating in any Public Offering. Each Requesting Holder participating in any Public Offering will pay or otherwise bear all underwriting commissions and discounts and transfer taxes or stamp or other duties attributable to such Requesting Holder’s sale or other disposition of shares of Registrable Securities, and other than as set forth in the foregoing clause (ix), each such Requesting Holder will pay or otherwise bear (i) the fees and expenses of that Requesting Holder’s counsel and any other advisor or other Person such Requesting Holder may retain in connection with such Public Offering, and (ii) such Requesting Holder’s internal expenses, including the salaries and expenses of its employees (if any).

(i)     Transfers of Registration Rights. A Shareholder may not transfer the registration rights provided for in this Agreement to any other Person, except to a Permitted Transferee in accordance with the provisions of Section 2(b), Section 2(c) and Section 2(e).

(j)     Effect of Certain Transfers of Registered Securities. Any Common Shares that constitute Shares that are (i) Transferred in a Public Offering in accordance with the provisions of this Section 3 or (ii) in a transaction pursuant to Rule 144 in accordance with the provisions of Section 2(d) shall conclusively be deemed thereafter not to be Shares or Registrable Securities under this Agreement and not to be subject to any of the provisions hereof or entitled to the benefit of any of the provisions hereof.

(k)     No Inconsistent Registration Rights Agreements. Except with respect to any acquisition, financing or other transaction (or series of related acquisitions, financings or other transactions) involving the grant of De Minimis Registration Rights, without the prior written consent of holders of a majority of the then outstanding Registrable Securities, the Corporation will not enter into any agreement with respect to its securities that (i) conflicts with the provisions of this Section 3; (ii) provides rights to the other party that are pari passu with, or more favorable than, the rights granted to the Shareholders under this Section 3 in any material respect; or (iii) imposes obligations on the other party that are less restrictive than the obligations imposed on the Shareholders under this Section 3 in any material respect, other than any lock-up agreement with the underwriters in connection with any registered offering effected hereunder pursuant to which the Corporation shall agree not to register for sale, and the Corporation shall agree not to sell or otherwise dispose of, Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares, for a specified period following the registered offering; provided, however, that notwithstanding any other provision of this Section 3(k), the Corporation shall not grant registration rights to any Person in any transaction (or series of transactions) that would enable such Person to resell Common Shares pursuant to a registration statement that became effective prior to the effective date of the first Shelf Registration covering the resale of Registrable Securities that the Corporation is required to file on behalf of the Shareholders pursuant to Section 3(e)(i) hereof unless such registration rights cover (i) Common Shares issued to such Person in a capital raising transaction (or transactions) for the sole or primary benefit of the Corporation or (ii) piggyback registration rights otherwise in compliance with this sentence, including cutback provisions complying with Section 3(d). Notwithstanding any other rights and remedies the Shareholders may have in respect of the Corporation or such other party pursuant to this Agreement, if the Corporation enters into any other registration rights or similar agreement with respect to any of its securities that contains provisions that violate the preceding sentence, the terms and conditions of this Section 3 shall immediately be deemed to have been amended without further action by the Corporation or any of the holders of Registrable Securities so that the such holders of such Registrable Securities shall each be entitled to the benefit of any such more favorable or less restrictive terms or conditions, as the case may be.

(l)     Equivalent Registration Rights for New Listings. In the event the Corporation proposes to list its Common Shares on the Toronto Stock Exchange, or any other securities exchange (other than the New York Stock Exchange), or proposes to authorize the Common Shares for quotation on any securities market, prior to the effectiveness of such listing, the Corporation and the Standstill Shareholders shall negotiate in good faith to amend this Agreement to grant the Standstill Shareholders registration rights for the Registrable Securities that are, to the extent permitted by law, rule or regulation, substantially equivalent (to the extent permitted by applicable law, rule and regulation) to the registration rights granted to the Standstill Shareholders hereunder. For the avoidance of doubt, (i) the holding periods and other restrictions applicable to any such Registrable Securities under this Agreement shall not be extended as a result of such additional listings and (ii) all of the benefits afforded to, and all of the obligations imposed upon, the holders of Registrable Securities in connection with any disposition of Registrable Securities pursuant to Section 3 of this Agreement shall apply, or shall apply as closely as possible in accordance with applicable law, rule and regulation, to any dispositions of securities by such holders of such Registrable Securities pursuant to such additional listings.

Section 4.	Indemnification and Contribution.

(a)     Indemnification by the Corporation. In the event any Registrable Securities are included in any underwritten Public Offering pursuant to the provisions of Section 3, and, in connection with such Public Offerings, Registrable Securities are sold, the Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each Shareholder who is a seller of Registrable Securities in such Public Offering from and against any losses, claims, damages or liabilities (or Proceedings in respect thereof), joint or several, to which such Shareholder may be or become subject under the Securities Act, the Exchange Act or any other securities or other law of any jurisdiction, insofar as such losses, claims, damages or liabilities (or Proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any Registration Statement under the Securities Act, any preliminary Prospectus or final Prospectus included therein, or any related summary Prospectus, or any amendment or supplement thereto, or any document incorporated by reference therein, or any other such disclosure document (including reports and other documents filed under the Exchange Act and any document incorporated by reference therein) or other document or report, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse such Shareholder for any out-of-pocket legal or any other out-of-pocket expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage or liability (or any Proceedings in respect thereof); provided, however, that the Corporation shall not be liable to any such Shareholder in any such case to the extent that any such loss, claim, damage or liability (or Proceeding) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, any such preliminary Prospectus, final Prospectus, summary Prospectus, amendment or supplement, incorporated document or other such disclosure document or other document or report, in reliance upon and in conformity with information furnished to the Corporation in writing by or on behalf of any Shareholder for use in the preparation thereof. It is agreed that the Corporation’s indemnification obligations provided for in this Section 4(a) shall not apply to amounts paid in settlement of any such losses, claims, damages or liabilities (or Proceedings in respect thereof) if such settlement is effected without the consent of the Corporation (which consent shall not be unreasonably withheld).

(b)     Indemnification by Selling Shareholders. Each Shareholder that participates in a Public Offering pursuant to the provisions of Section 3 shall indemnify and hold harmless, to the fullest extent permitted by applicable law, the Corporation, each of its directors, officers, accountants, attorneys, agents and employees, each Person, if any, who controls the Corporation within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each other Shareholder who participates in such Public Offering (each of the Corporation and such other Persons being referred to in this Section 4(b) as a “Covered Person”), from and against any losses, claims, damages or liabilities (or Proceedings in respect thereof), joint or several, to which such Covered Person may be or become subject under the Securities Act, the Exchange Act or any other securities or other law of any jurisdiction, insofar as such losses, claims, damages or liabilities (or Proceedings in respect thereof) arise out of or are based upon any statement in or omission from such Registration Statement, any preliminary Prospectus, final Prospectus or summary Prospectus included therein, or any amendment or supplement thereto, or any other disclosure document (including reports and other documents filed under the Exchange Act or any document incorporated therein) or other document or report, if such statement or omission was made in reliance upon and in conformity with information furnished to the Corporation in writing by or on behalf of such Shareholder for use in the preparation of such Registration Statement, preliminary Prospectus, final Prospectus, summary Prospectus, amendment or supplement, incorporated document or other document or report, and will reimburse such Covered Person for any out-of-pocket legal or any other out-of-pocket expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage or liability (or any Proceeding in respect thereof); provided, however, that the obligations of such Shareholder under this Section 4(b) shall not apply to amounts paid in settlement of any such losses, claims, damages or liabilities (or Proceedings in respect thereof) if such settlement is effected without the consent of such Shareholder (which consent shall not be unreasonably withheld).

(c)     Conduct of Indemnification Proceedings. If any Person shall be entitled to indemnification pursuant to Section 4(a) or Section 4(b) (an “Indemnified Party”), such Indemnified Party shall give prompt notice to the party from which such indemnity is sought (the “Indemnifying Party”) of any claim or of the commencement of any Proceeding with respect to which such Indemnified Party seeks indemnification pursuant hereto; provided, however, that the delay or failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation or liability except to the extent that the Indemnifying Party has been materially prejudiced by such delay or failure. The Indemnifying Party shall have the right, exercisable by giving written notice to an Indemnified Party promptly after the receipt of written notice from such Indemnified Party of such claim or Proceeding, to assume, at the Indemnifying Party’s expense, the defense of any such claim or Proceeding, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that an Indemnified Party shall have the right to employ separate counsel in any such claim or Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (i) the Indemnifying Party agrees to pay such fees and expenses; (ii) the Indemnifying Party fails to assume the defense of such claim or Proceeding promptly; (iii) the Indemnified Party reasonably concludes, based on the advice of counsel, that a conflict of interest exists between the Indemnifying Party and the Indemnified Party in the defense of such claim or Proceeding; or (iv) the Indemnifying Party fails to employ counsel reasonably satisfactory to such Indemnified Party, in which case the Indemnified Party shall have the right to employ separate counsel and to assume the defense of such claim or Proceeding at the Indemnifying Party’s expense; provided, further, that the Indemnifying Party shall not, in connection with any one such claim or Proceeding or separate but substantially similar or related claims or Proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the Indemnified Parties (unless there is an actual conflict of interest between one or more of the Indemnified Parties and the Indemnifying Party has been notified in writing of such conflict, in which case such conflicted Indemnified Parties or group of conflicted Indemnified Parties (as the case may be) may be represented by separate counsel, the fees and expenses of whom shall be borne by the Indemnifying Party), or for fees and expenses that are not reasonable. Whether or not such defense is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its consent (which consent shall not be unreasonably withheld).

(d)     Contribution. If the indemnification provided for in this Section 4 is unavailable to an Indemnified Party in respect of any losses, claims, damages or liabilities (other than in accordance with the terms of this Section 4), then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities: (i) in such proportion as is appropriate to reflect the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, from the sale of the Registrable Securities covered by such Registration Statement; or (ii) if the allocation provided by the immediately preceding clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in the immediately preceding clause (i), but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions, statements or omissions that resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party, on the one hand, and Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made (or omitted) by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 4(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding sentence. Notwithstanding the provisions of this Section 4(d), an Indemnifying Party that is a selling holder of Registrable Securities shall not be required to contribute any amount in excess of the amount that such Indemnifying Party has otherwise been, or would otherwise be, required to pay pursuant to this Section 4(d) by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e)     Limitation on Liability of Holders of Registrable Securities. The liability of each Shareholder in respect of any indemnification or contribution obligation of such Shareholder arising under this Section 4 with respect to any Public Offering shall not in any event exceed an amount equal to the net proceeds to such Shareholder (after deduction of all underwriters’ discounts and commissions) from the disposition of the Registrable Securities sold or otherwise disposed of by such Shareholder pursuant to such Public Offering.

(f)     Relationship to Other Indemnification or Contribution Arrangements. The indemnification and contribution rights and obligations of the Parties set forth in this Section 4 are in addition to any other rights or obligations with respect to indemnification or contribution that any of the Parties may have pursuant to applicable law or contract and shall remain in full force and effect regardless of any investigation made by or on behalf of any Person entitled to the benefits thereof and shall survive any Transfer of Registrable Securities and the termination of this Agreement. Notwithstanding the foregoing provisions of this Section 4, in the event of any conflict between any of the provisions of this Section 4 and the provisions of any applicable underwriting agreement entered into in connection with any underwritten Public Offering that includes Registrable Securities, the provisions of such underwriting agreement shall control.

Section 5.       Rule 144 Reporting. For so long as any Shareholder holds Registrable Securities, the Corporation will promptly furnish to each holder of Registrable Securities following written request therefor, (a) a written statement by the Corporation as to its compliance with the reporting requirements of Rule 144, (b) a copy of the most recent annual or quarterly report of the Corporation filed with the SEC under the Exchange Act, and (c) such other reports and documents so filed by the Corporation as such holder may reasonably request in availing itself of Rule 144, all to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144.

Section 6.	Standstill.

(a)     Acquisition of Common Shares.   (i) Except as provided in Sections 6(a)(ii) and 6(b), each Standstill Shareholder covenants and agrees with the Corporation that it will not, and will cause its Affiliates and their respective directors and executive officers not to, directly or indirectly, Beneficially Own or acquire, offer or propose to acquire, or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person (including by way of merger or consolidation), by joining a partnership, syndicate or other Group or otherwise, the Beneficial Ownership of, any Common Shares other than the Common Shares, and any Common Shares issuable upon conversion of the Preferred Shares, in each case, Beneficially Owned by such Standstill Shareholder and its Affiliates and their respective directors and executive officers as of the date hereof (except by way of stock splits, stock dividends, stock reclassifications or other distributions, recapitalizations or offerings made available to and, if applicable, exercised on a pro rata basis by, holders of Common Shares generally).

(ii)     Notwithstanding the foregoing, the prohibition set forth in Section 6(a)(i) shall not apply to (A) the release of Escrowed Shares to any Standstill Shareholder in accordance with the terms of the Purchase Agreement and the applicable Escrowed Shares Agreement, or (B) the acquisition (whether by merger, consolidation or otherwise) by any Standstill Shareholder or an Affiliate thereof of any entity that Beneficially Owns Common Shares at the time of the consummation of such acquisition, provided that in connection with any such acquisition such Standstill Shareholder or its Affiliate, as the case may be, (1) divests the Common Shares Beneficially Owned by the acquired entity at the time of the consummation of such acquisition within a reasonable period of time after the consummation of such acquisition, and (2) if any annual or special meeting of shareholders is held prior to the disposition thereof, votes such shares on each matter presented at any annual or special meeting of the shareholders or by written consent in a manner proportionate to the holders of the Common Shares (other than such Standstill Shareholder) voting on such matter.

(b)     Shareholder Communications.   (i) Except as required in connection with the execution, delivery or performance of this Agreement and as otherwise required, permitted or contemplated by this Agreement or the Purchase Agreement (including with respect to any Transfer permitted pursuant to Section 2(b)), each Standstill Shareholder agrees not to, and to cause each of its Affiliates and its and their respective directors and executive officers not to, directly or indirectly, alone or in concert with others, without express authorization of the Corporation:

(A)     effect, initiate, propose or otherwise solicit shareholders of the Corporation for the approval of one or more shareholder proposals or induce or attempt to induce any other Person to effect, initiate, propose or otherwise solicit any shareholder proposal;

(B)     (1) propose or seek to effect a Shareholder Change of Control of the Corporation by way of merger, consolidation, recapitalization, reorganization, sale, lease, exchange, pledge or other disposition of substantially all assets of the Corporation and its Subsidiaries or other business combination involving, or a tender or exchange offer for securities of, the Corporation or any of its Subsidiaries or any material portion of the business or assets of the Corporation or any of its Subsidiaries or any other type of transaction that would otherwise result in a Shareholder Change of Control of the Corporation (any such action described in this clause (1), a “Corporation Transaction Proposal”), (2) seek to exercise any control or influence over the management of the Corporation or its board of directors or any of the businesses, operations or policies of the Corporation (excluding, for the avoidance of doubt, any actions by members of the Corporation’s board of directors designated by such Standstill Shareholder, if any), or (3) present to the Corporation’s shareholders or any third party any proposal constituting or that can reasonably be expected to result in a Corporation Transaction Proposal;

(C)     solicit proxies (or written consents) or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents), or otherwise become a “participant” in a “solicitation”, or assist any “participant” in a “solicitation” (as such terms are defined in Rule 14a-1 of Regulation 14A and Instruction 3 of Item 4 of Schedule 14A, respectively, under the Exchange Act) in opposition to the recommendation or proposal of the Corporation’s board of directors, or recommend or request or induce or attempt to induce any other Person to take any such actions, or seek to advise, encourage or influence any other Person with respect to the voting of (or the execution of a written consent in respect of) Common Shares or grant a proxy with respect to the voting of (or execution of a written consent in respect of) Common Shares to any Person other than an officer or agent of such Standstill Shareholder or the Corporation;

(D)     form, join in or in any other way (including by deposit of Common Shares) participate in a partnership, pooling agreement, syndicate, voting trust or other Group (other than a Group comprised solely of Standstill Shareholders, its Affiliates and its Permitted Transferees) with respect to Common Shares, or enter into any agreement or arrangement or otherwise act in concert with any other Person, for the purpose of acquiring, holding, voting or disposing of Common Shares;

(E)     take any action which might cause the Corporation to be required to make a public announcement regarding any of the types of matters set forth in (A) through (D) above;

(F)     enter into any discussions or arrangements with any third party with respect to any of the foregoing; or

(G)     request, or induce or encourage any other Person to request, that the Corporation amend or waive any of the provisions of this Agreement.

(ii)     Notwithstanding the foregoing restrictions, if, at any time, (A) the Corporation has entered into a definitive agreement, the consummation of which would result in a Change of Control or (B) any Person shall have commenced and not withdrawn a bona fide public tender or exchange offer which if consummated would result in a Change of Control, then the limitations set forth in Section 6(b) shall not be applicable to the Standstill Shareholders for so long as the conditions described in this Section 6(b)(ii) continue.

(c)     Voting Agreement as to Certain Matters.

(i)     Each Standstill Shareholder irrevocably and unconditionally agrees that it shall at any meeting of the shareholders of the Corporation (whether annual or special and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of shareholders of the Corporation, except as otherwise approved in writing by the Corporation’s board of directors, (A) when a meeting of the shareholders of the Corporation is held, appear at such meeting or otherwise cause all of its Shares that are entitled to vote at such meeting (collectively, the “Voting Securities”), to be counted as present thereat for the purpose of establishing a quorum, and respond to each request by the Corporation for written consent, if any, and (B) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such written consent to be granted with respect to), (1) all Voting Securities Beneficially Owned by the Standstill Shareholders (taken together) in excess of 15% of the Corporation’s outstanding Common Shares in a manner that is proportionate to the manner in which all Common Shares (other than Shares voted by such Standstill Shareholders), which are voted in respect of such matter, are voted, and (2) all Voting Securities Beneficially Owned by the Standstill Shareholders (taken together) equal to or less than 15% of the Corporation’s outstanding Common Shares in the sole discretion of the Standstill Shareholders in any manner such Standstill Shareholder chooses.

(ii)     Each Standstill Shareholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, such Standstill Shareholder (a) has not entered into, and shall not enter into at any time prior to the termination of its obligations under this Section 6 pursuant to Section 6(d), any voting agreement or voting trust with respect to any Voting Securities and (b) has not granted, and shall not grant at any time prior to the termination of such Standstill Shareholder’s obligations under this Section 6 pursuant to Section 6(d), a proxy or power of attorney with respect to any Voting Securities, in either case, which is inconsistent with such Standstill Shareholder’s obligations pursuant to this Agreement.

(d)     Termination of this Section 6. This Section 6 shall terminate and be of no further effect, in respect of any Standstill Shareholder, (i) at such time as the Shares Beneficially Owned by the Standstill Shareholders in the aggregate no longer constitute at least five percent of the Common Shares of the Corporation then outstanding (calculated assuming conversion of all of the outstanding Preferred Shares); or (ii) upon the occurrence of a Termination Event.

Section 7.	Miscellaneous.

(a)     Certain Representations and Warranties. Each Party represents and warrants to each other Party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such Party or by which such Party’s assets are bound or otherwise subject. The Corporation further represents and warrants to the Shareholders that, as of the date hereof:

(i)     the Corporation is not a party to, or otherwise subject to, any agreement that grants registration rights to another Person with respect to Common Shares;

(ii)     the Corporation is not a party to, or otherwise subject to, any lock-up agreement or standstill agreement with any another Person with respect to Common Shares; and

(iii)     (A) the Corporation is not a “shell company” (as such term is defined in Rule 405 under the Securities Act), (B) the Corporation is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (C) the Corporation has filed all reports and material required to be filed under Section 13 or 15(d) of the Exchange Act, as applicable, during the 12 month period preceding the date hereof, other than Form 8-K reports, and (D) at least one year has elapsed from the time that the Corporation filed current Form 10 information (as such term is defined in Rule 144(i)(3) under the Securities Act) with the SEC reflecting its status as an entity that is not an issuer described in Rule 144(i)(1)(i), if applicable.

(b)     Term. This Agreement shall terminate with respect to a Shareholder, except as provided in Section 2(e) on the date as of which such Shareholder ceases to directly or indirectly hold Shares as a result of one or more Transfers to Permitted Transferees (in accordance with the provisions of Section 2(a) and Section 2(b)) or pursuant to one or more Public Offerings in accordance with Section 3 (and shall terminate with respect to the Corporation on the date as of which no Shares are held by Shareholders as a result of such Transfers); provided, however, that such Shareholder’s (and the Corporation’s) rights and obligations pursuant to Section 4, as well as the applicable Parties’ obligations to pay expenses pursuant to Section 3(h), shall survive with respect to any Registration Statement relating to any Public Offering that included any Registrable Securities of such Shareholder and, for the avoidance of doubt, any underwriter lock-up that a Shareholder has executed prior to a Shareholder’s termination in accordance with this Section 7(b) shall remain in effect in accordance with its terms.

(c)     Entire Agreement. This Agreement (together with the documents referenced herein), constitutes the entire agreement and understanding between or among any of the Shareholders and the Corporation with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings of the Parties with respect to the subject matter hereof.

(d)     Binding Effect; No Third-Party Beneficiaries; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns; and, except as expressly provided in Section 4, nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Except as provided in Section 2(e), this Agreement may not be assigned by (i) any of the Shareholders, except with the prior written consent of the Corporation or (ii) the Corporation (except by operation of law), except with the prior written consent of the Shareholders who hold Shares as of the time of such assignment.

(e)     Amendment; Waivers. No change or amendment may be made to this Agreement except by an instrument in writing signed on behalf of (i) the Corporation and (ii) each Shareholder who holds Shares as of the time of such change or amendment. Any Shareholder who continues to hold Shares may (solely with respect to itself), at any time: (i) extend the time for the performance of any of the obligations or other acts of the Corporation; (ii) waive any inaccuracies in the representations and warranties of the Corporation contained herein or in any document delivered pursuant hereto; and (iii) waive compliance by the Corporation with any of the agreements, covenants or conditions contained herein. The Corporation may, at any time: (i) extend the time for the performance of any of the obligations or other acts of any Shareholder; (ii) waive any inaccuracies in the representations and warranties of any Shareholder herein or in any document delivered pursuant hereto; and (iii) waive compliance by any Shareholder with any of the agreements, covenants or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. No failure or delay on the part of any Party in the exercise of any right or remedy hereunder shall impair such right or remedy or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement contained herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

(f)     Notices. All notices, requests, claims or other communications to be given or delivered to any Party hereunder or by reason of this Agreement: (i) shall be in writing; (ii) shall be deemed to be given for all purposes hereunder (A) upon delivery if delivered by hand, (B) one Business Day after being sent by internationally recognized courier or overnight delivery service, (C) five Business Days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or (D) when sent in the form of a e-mail (if confirmation of receipt is obtained, including by e-mail) between 9:00 a.m. and 6:00 p.m. (Houston time) on any Business Day (and when sent outside of such hours, at 9:00 a.m. (Houston time) on the next Business Day); and (iii) shall be directed to the address or e-mail set forth or referred to below (or at such other address or email address as such Party shall designate by like notice):

(i)           If to the Corporation:

Civeo Corporation
8333 Clay Street, Suite 4980
Houston, Texas 77002
Attention:     Frank Steininger
E-mail:         frank.steininger@civeo.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
811 Main Street, Suite 3000
Houston, Texas 77002-6117
Attention: Tull R. Florey
E-mail: tflorey@gibsondunn.com

Bennett Jones LLP

4500 855 2nd Street S.W.

Calgary, Alberta T2P 4K7

Attention: Bruce Hibbard

Email: hibbardb@bennettjones.com

(ii)          If to the Shareholders, at their respective addresses shown on the signature pages hereto.

with a copy (which shall not constitute notice) to:

Dentons Canada LLP

2900 Manulife Place

10180 – 101 St. NW

Edmonton, AB

T5J 3V5

Attention: Leanne Krawchuk

Email: leanne.krawchuk@dentons.com

Dentons US LLP

303 Peachtree Street, NE Suite 5300

Atlanta, GA 30308-3265

Attn: Steven L. Berson

Email: steve.berson@dentons.com

(g)     Headings; Construction. The titles of Sections and paragraphs of this Agreement are for convenience only and do not define or limit the provisions hereof. The definitions in Section 1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  All references herein to Sections, Exhibits and Schedules and paragraphs shall be deemed to be references to Sections and paragraphs of, and Exhibits to, this Agreement unless the context shall otherwise require. All Exhibits attached hereto shall be deemed incorporated herein as if set forth in full herein. The terms “clause(s)” and “subparagraph(s)” shall be used herein interchangeably. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All accounting terms not defined in this Agreement shall have the meanings determined by United States generally accepted accounting principles as in effect from time to time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to a Person are also to its permitted successors and permitted assigns. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified, supplemented or restated, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(h)     Representation by Counsel. Each of the Parties has been represented by and has had an opportunity to consult with legal counsel in connection with the drafting, negotiation and execution of this Agreement. The language used in this Agreement shall be deemed to be the language that the Parties have chosen to express their mutual intent. Accordingly, no provision of this Agreement shall be strictly construed against or interpreted to the disadvantage of any Party by any court or other Governmental Authority by reason of such Party having drafted or being deemed to have drafted such provision.

(i)     Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against the other party shall be brought and determined any New York state or federal court sitting in the Borough of Manhattan, City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York state or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(j)     Specific Performance. The Parties acknowledge that money damages would not be an adequate remedy for breaches or violations of this Agreement and that any Party, in addition to any other rights and remedies which the Parties may have hereunder or at law or in equity, may, in its sole discretion, obtain from a court of competent jurisdiction (in accordance with Section 7(i)) specific performance or injunction or such other equitable relief as such court may deem just and proper in order to enforce this Agreement in the event of any breach of the provisions of this Agreement or to prevent any violation hereof. To the extent permitted by applicable law, each Party hereby (i) waives any objection to the imposition of such relief and agrees that it will not assert any defense that a Party may have an adequate remedy at law with respect to such relief, and (ii) waives any requirement for the posting of any bond or similar collateral in connection therewith. Each Party agrees to indemnify and hold harmless the other Parties from any and all damage, loss, cost, expense or liability whatsoever (including legal fees and the cost of enforcing this Agreement) arising directly or indirectly from any willful or intentional breach by such Party of any obligation or agreement contained herein.

(k)     Severability. If any term, provision, covenant or restriction of this Agreement (or any portion thereof) or the application thereof to any Person or circumstance as contemplated hereby is held by a court of competent jurisdiction or other Governmental Authority to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement (or portions thereof) shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

(l)     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or pdf attachment to electronic mail shall be effective as delivery of a manually executed counterpart to this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

CIVEO Corporation

By:	/s/ Bradley J. Dodson
Name: Title:	Bradley J. Dodson President and Chief Executive Officer

Signature Page to Registration Rights Agreement

shareholders

TORGERSON FAMILY TRUST

By:	/s/ Lance Torgerson
Name: Title:	Lance Torgerson Trusteee

989677 ALBERTA LTD.

By:	/s/ Lance Torgerson
Name: Title:	Lance Torgerson President

[Signature Pages to Registration Rights, Lock-Up and Standstill Agreement]